Exhibit 12

                           CARNIVAL CORPORATION & PLC
                       Ratio of Earnings to Fixed Charges
                          (in millions, except ratios)

                                                               Six Months   Ended May 31,
                                                               --------------------------
                                                                  2007         2006
                                                                  ----         ----

Net income                                                        $673          $631
Income tax (benefit) expense, net                                  (13)           11
                                                                  ----          ----
Income before income taxes                                         660           642
                                                                  ----          ----
Fixed charges
   Interest expense, net                                           178           151
   Interest portion of rent expense(a)                               7             8
   Capitalized interest                                             23            17
                                                                  ----          ----
Total fixed charges                                                208           176
                                                                  ----          ----
Fixed charges not affecting earnings Capitalized interest          (23)          (17)
                                                                  ----          ----
Earnings before fixed charges                                     $845          $801
                                                                  ====          ====
Ratio of earnings to fixed charges                                 4.1x          4.6x
                                                                  ====          ====

(a) Represents one-third of rent expense, which we believe to be representative of the interest portion of rent expense.

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